HENDERSON GLOBAL FUNDS
                      737 NORTH MICHIGAN AVENUE, SUITE 1950
                             CHICAGO, ILLINOIS 60611

_____, 2008

State Street Bank and Trust Company
Two Avenue de Lafayette, LCC6

Boston, MA 02111

Attn:  Fund Administration Legal Department

Ladies and Gentlemen:

         Reference is made to the Administration Agreement between us dated as of August 31, 2001 (the "Agreement"). Pursuant to the Agreement, this letter is to provide notice of the creation of two additional investment funds, namely the Henderson International Equity Fund and Henderson Global Real Estate Equities Fund.

         In accordance with the Additional Funds provisions of Section 1 of the Agreement, we request that you act as Administrator with respect to the Additional Investment Funds.

         Please indicate your acceptance of the foregoing by executing four copies of this Agreement, returning one to the Fund and retaining three copies for your records.

Very truly yours,

Henderson Global Funds

By:   ______________________
       Name:  Christopher K. Yarbrough
       Title: Secretary

Accepted:

State Street Bank and Trust Company

By:  _______________________
       Name:  Gary L. French
       Title: Senior Vice President